SPLIT-DOLLAR AGREEMENT

THIS AGREEMENT, made as of the 5th day of August, 1996, by and between TRUST COMPANY OF CONNECTICUT with offices at Hartford, Connecticut (hereinafter referred to as the "Trustee"), and ROBERT D. MORTON of Southington Savings Bank (hereinafter referred to as the "Employee");

WITNESSETH THAT:

WHEREAS, the Trustee is holding in trust, pursuant to a Rabbi Trust established by Southington Savings Bank, dated July 31, 1996, one or more life insurance policies on the life of the Employee as listed in Schedule A attached hereto (hereinafter referred to as the "Policy"), which were either contributed into the Rabbi Trust by Southington Savings Bank or purchased directly from the life insurance company by the Trustee; and

NOW THEREFORE, the Trustee agrees to make the Policy subject to this Agreement as follows:

1.

The parties hereto agree that the Policy shall be subject to the terms and conditions of this Agreement. The Trustee shall be the sole and absolute owner of the Policy and may exercise all ownership rights granted to the owner thereof by the terms of the Policy, except as may be otherwise provided herein.

2.

Dividends, if any, declared on the Policy shall be applied to purchase paid-up additional insurance on the life of the Employee. The parties hereto agree that the dividend election provisions, if any, of the Policy shall conform to the provisions hereof.

3.

The premium for the Policy becoming due after the date of this Agreement will be paid by the Trustee during the Employee's employment by the Southington Savings Bank and will be allocated between the Employee and the Trust. The Employee's share of the premium (term insurance allocation) shall be paid by the Trustee as agent for the Employee and shall be charged to the Employee as additional cash compensation.

4.

The Policy shall be an asset of the Trust. The Employee has no rights under the Policy other than to name one or more beneficiaries for his share of the death benefit and the manner in which such share of the death benefit shall be paid.

5.	a. Upon the death of the Employee, the Trustee shall promptly take all action necessary to facilitate the payment of the death benefits provided under the Policy.

b.          The Trustee shall have the unqualified right to receive a portion of the death benefit equal to the greater of (i) the cash surrender value of the policy or (ii) the total amount of premiums paid by the Trustee. The balance of the death benefit under the Policy shall be paid directly by the insurer to the beneficiary or beneficiaries and in the manner designated by the Employee.

6.

This Agreement shall terminate upon the occurrence of the earliest of the following events: (i) the Employee's death and the payment of proceeds pursuant to Section 5 of this Agreement, or (ii) the termination of employment of the employee for any reason other than death.

7.	This Agreement may not be amended, altered or modified except by a written instrument signed by both of the parties hereto and may not be otherwise terminated except as provided herein.

8.

This Agreement shall be binding upon and inure to the benefit of the Trustee and its successors and assignees and the Employee and his successors, assignees, heirs, executors, administrators and beneficiaries.

9.	Except as may be preempted by ERISA, this Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the state of Connecticut.

IN WITNESS WHEREOF, the Trustee has caused this Agreement to be executed by its officer thereunto duly authorized and the Employee has hereunto set his hand all as of the day and year first above written.

TRUSTEE

TRUST COMPANY OF CONNECTICUT

By: /s/ Laura W. Peterson

Title: Assistant Vice President

EMPLOYEE

/s/ Robert D. Morton
Robert D. Morton

SCHEDULE A

Insurance Carrier	Policy No.	Face Amount

Security Life of Denver	1546481	$294,702